Exhibit 3.1

Wyoming Secretary of State State Capitol Building, Room 110 200 West 24th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business@wyo.gov	Edward F. Murray, III, WY Secretary of State FILED: 02/26/2015 08:17 AM Original ID: 2010-000588522 Amendment ID: 2015-001703371

Profit Corporation

Articles of Amendment

1.   Corporation name:

Horizon Energy Corp.

2. Article(s)	One & Four	is amended as follows:

Article I has been replaced in its entirety by Annex I attached hereto. Article IV has been replaced in its entirety by Annex IV attached hereto.

3.   If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on	01/14/2015
(Date – mm/dd/yyy)

5.   If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

Wyoming Secretary of State State Capitol Building, Room 110 200 West 24th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business@wyo.gov	For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by majority of shareholders in the manner required by this act and by the articles of incorporation.

Signature: /s/ Lee Chan Yue	Date:	02/10/2015
Print name: Lee Chan Yue		(mm/dd/yyyy)
Title: Chief Executive Officer
Contact Person: Gracie Zhou
Daytime Phone Number: (646) 627-7326 Email: gzhou@golawintl.com

Checklist

☑ Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.

☑ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.

☑ Please submit one originally signed document and one exact photocopy of the filing.

ANNEX I

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
HORIZON ENERGY CORP.

ARTICLE I shall be replaced with the following in entirety:

"ARTICLE I

CORPORATE NAME

The name of this Corporation shall be: Technovative Group, Inc."

ANNEX II

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

HORIZON ENERGY CORP.

ARTICLE IV shall be replaced with the following in entirety:

"ARTICLE 1V
CAPITAL STOCK

(a)	Effective upon the "Effective Date" (as defined below), the outstanding shares of Common Stock of the Corporation shall be decreased on the basis that twenty (20) shares of Common Stock shall become one (1) share of Common Stock without changing the par value of the shares of the Corporation (the "Reverse Stock Split").

The "Effective Date" shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Reverse Stock Split, subject to the prior filing and recording of this Articles of Amendment in the office of Secretary of State of the State of Wyoming."

STATE OF WYOMING

Office of the Secretary of State

I,EDWARD F. MURRAY, III, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: Technovative Group, Inc
Old Name: Horizon Energy Corporation

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 26th day of February, 2015

Filed Date: 02/26/2015
Secretary of State

	By:	Lance Cockrell